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                     November 2, 2022

       Orla Gregory
       Chief Financial Officer
       Enstar Group Limited
       Windsor Place, 3rd Floor
       22 Queen Street
       Hamilton HM JX, Bermuda

                                                        Re: Enstar Group
Limited
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-33289

       Dear Orla Gregory:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance